                                                                    EXHIBIT 99.1


                           NOBLE DRILLING CORPORATION
                               401(k) SAVINGS PLAN

                            FINANCIAL STATEMENTS AND
                             ADDITIONAL INFORMATION

                           DECEMBER 31, 1997 AND 1996

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
INDEX TO FINANCIAL STATEMENTS AND ADDITIONAL INFORMATION
-------------------------------------------------------------------------------

                                                                                                            PAGE
Report of Independent Accountants                                                                             1

Financial Statements:

     Statements of net assets available for benefits at December 31, 1997 and 1996                            2

     Statements of changes in net assets available for benefits for the years ended
       December 31, 1997 and 1996                                                                             3

     Notes to financial statements                                                                          4 - 13

Additional Information*:

     Form 5500 - Item 27(a) - Schedule of assets held for investment purposes
       at December 31, 1997 (Schedule I)                                                                     14

     Form 5500 - Item 27(b) - Schedule of loans or fixed income obligations
       at December 31, 1997 (Schedule II)                                                                    15

     Form 5500 - Item 27(d) - Schedule of reportable transactions for the year
       ended December 31, 1997 (Schedule III)                                                                16



* Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted since they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Employee Benefits Committee of the
Noble Drilling Corporation 401(k) Savings Plan


In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Noble Drilling Corporation 401(k) Savings Plan at December 31, 1997 and 1996, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information included in Schedules I, II and III is presented for purposes of additional analysis and is not a required part of the basic financial statements but is additional information required by ERISA. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.




PRICE WATERHOUSE LLP

Houston, Texas
June 19, 1998

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

                                                        1997             1996
                                                     -----------     -----------
Assets:-
   Cash                                              $        --     $   515,317
   Investments, at fair value:
      Short-term investments                                 364       2,586,673 *
      Noble Drilling Corporation common stock         13,879,128 *     9,530,740 *
      Noble Affiliates, Inc. common stock                  1,093         120,398
      Collective investment fund                       2,977,387 *            --
      United States government securities                     --       1,006,512 *
      Mutual funds                                     6,522,564 *            --
   Investment contract, at contract value                     --       3,573,882 *
   Securities receivable                                      --          37,541
   Contributions receivable:
      Participants                                       170,758         253,386
      Noble Drilling Corporation                          94,345         155,109
   Dividends and interest receivable                      44,144          18,247
   Participant loans                                     848,284         709,992
   Loan interest receivable                                3,982              --
                                                     -----------     -----------
                                                      24,542,049      18,507,797
Liabilities:
   Excess contributions refundable to employees               --          92,790
   Book overdraft                                         79,349              --
   Trust fees payable                                     17,141          14,231
   Stock purchase payable                                     --         280,691
                                                     -----------     -----------

Net assets available for benefits                    $24,445,559     $18,120,085
                                                     ===========     ===========


* This investment represents five percent or more of the total net assets available for benefits.



   The accompanying notes are an integral part of these financial statements.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1997 AND 1996
-------------------------------------------------------------------------------


                                                                1997             1996
                                                             -----------     -----------
Additions attributed to:-
   Interest and dividend income                              $   415,807     $   111,311
   Net appreciation on investments                             6,049,312       4,919,428
   Contributions:
      Participants                                             1,734,166       1,388,299
      Employer                                                 1,122,343         339,709
      Other                                                           --          45,553
                                                             -----------     -----------
        Total additions                                        9,321,628       6,804,300
                                                             -----------     -----------
Deductions attributed to:
   Withdrawals                                                 3,431,565         414,024
   Administrative and investment expenses                        109,551          67,039
                                                             -----------     -----------
        Total deductions                                       3,541,116         481,063
                                                             -----------     -----------
Net increase in net assets available for benefits before
  rollovers/transfers from other plans                         5,780,512       6,323,237
Rollovers/transfers from other plans                             544,962       3,639,640
                                                             -----------     -----------
Net increase in net assets available for benefits              6,325,474       9,962,877
Net assets available for benefits, beginning of year          18,120,085       8,157,208
                                                             -----------     -----------

Net assets available for benefits, end of year               $24,445,559     $18,120,085
                                                             ===========     ===========


   The accompanying notes are an integral part of these financial statements.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

1.   DESCRIPTION OF PLAN

     The following brief description of the provisions of the Noble Drilling Corporation 401(k) Savings Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

     GENERAL

     Noble Drilling Corporation (the "Company") established the Noble Drilling Corporation Thrift Plan (the "Thrift Plan") effective January 1, 1986. Prior to October 1, 1985, the Company was a wholly-owned subsidiary of Noble Affiliates, Inc. ("NAI"). Effective as of that date, the Company was recapitalized and its common stock was distributed to the stockholders of NAI in a tax-free spin-off. The Company's employees had participated in the Noble Affiliates, Inc. Thrift and Profit Sharing Plan (the "NAI Plan") prior to October 1, 1985, and continued to participate in the NAI Plan through December 31, 1985. Participants in the NAI Plan carried over certain service, eligibility and vesting benefits upon entering the Plan.

     Effective October 1, 1997, the Thrift Plan was amended and restated to incorporate prior amendments, increase the maximum participant contribution percentage from 10% to 12% and allow for cash matching contributions. In addition, the Thrift Plan was renamed the Noble Drilling Corporation 401(k) Savings Plan.

     The Plan is a defined contribution plan. All employees of Noble Drilling Corporation and its participating subsidiaries who are U.S. citizens or U.S. taxpayers are eligible to enroll in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is administered by the Employee Benefits Committee of the Company (the "Committee"), whose members are appointed by Noble Drilling Corporation's Board of Directors.

     Through October 1, 1997, the Plan Trustee was Exchange National Bank and Trust Company of Ardmore, Oklahoma ("Exchange"). Effective October 1, 1997, The Charles Schwab Trust Company was appointed the Plan Trustee. Under the terms of the Plan, the Trustee, on behalf of the Plan, acquires, holds and disposes of securities, including the common stock of the Company owned by the Plan.

     SIGNIFICANT TRANSFERS FROM OTHER PLANS

     Effective May 1, 1996 and in connection with the acquisition of Chiles Offshore Corporation, the net assets available for plan benefits of the Chiles Offshore Corporation 401(k) Plan ("Chiles") were merged into the Plan.

     CONTRIBUTIONS

     Effective October 1, 1997, participants may contribute on a pre-tax basis up to 12% of their base compensation to the Plan. Prior to October 1, 1997, the maximum allowable participant contribution was 10%. Participants' pre-tax contributions were limited to $10,000 and $9,500 in 1997 and 1996, respectively.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------


     The Plan provides for the following employer matching contributions:

                                                     PERCENTAGE OF                    MATCHING CONTRIBUTION
                   PARTICIPANT'S               PARTICIPANT'S CONTRIBUTION            LIMITED TO THE FOLLOWING
                 YEARS OF VESTING                     MATCHED BY                          PERCENTAGE OF
                      SERVICE                        THE COMPANY                    PARTICIPANT'S COMPENSATION
                    Less than 15                            70%                                   6%
                    15 or more                             100%                                   6%

     The Plan provides that matching contributions are made in the Company's common stock. Pass-through voting rights for shares of common stock of the Company are credited to a participant's account, whether or not vested. Effective October 1, 1997, matching contributions may also be made in cash.

     TERMINATION

     The Company reserves the right to amend or terminate the Plan, subject to the provisions of ERISA. Upon notice of termination or permanent suspension of contributions, the accounts of all participants effected thereby shall become fully vested and shall be distributed in accordance with the provisions of the Plan.

     LOANS

     A participant has the ability to borrow funds from the employee's vested account balance. A loan is secured by the participant's account balance. Participants may borrow a maximum amount equal to the lesser of (i) 50 percent of each participant's vested account balance under the Plan or (ii) $50,000, reduced by the excess, if any, of the highest outstanding loan balance outstanding in the previous year over the loan balance currently outstanding. The loans are repayable within five years unless used to acquire a principal residence, in which case the term of the loan is at the Committee's discretion. Repayment of the principal and interest of a loan is invested according to the participant's current investment directions for future pre-tax contributions to the Plan.

     During 1997 and 1996, $619,484 and $431,080, respectively, of new loans were issued to participants.

     WITHDRAWALS

     Withdrawals are permitted in the event of termination of employment, retirement, permanent disability, death or financial hardship, as defined in the Plan. In-service withdrawals may be made from a participant's after-tax account. Additionally, vested participants may make in-service withdrawals from the Company's matching account.

     PARTICIPANT ACCOUNTS

     Separate accounts are maintained for each participant. Participant accounts are credited with pre-tax contributions, rollover contributions, the Company's matching contributions and an allocation of investment earnings and losses. Furthermore, participant accounts are adjusted for withdrawals and transfers among investment options, if any.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------


     Participants have an option as to the manner in which their contributions may be invested. Separate funds are maintained and participants may direct their investments in 1% increments. A brief description of the Plan's investment options follows. For a detailed description of investment options and risk profiles, refer to the respective fund prospectus.

                  FUND                                              INVESTMENTS

           Morley Institutional                       Guaranteed investment contracts, bank investment contracts and money-market
           Investors' Fund (Morley)                   instruments.

           PIMCO Total Return                         United States government securities, corporate bonds, mortgage related
           Institutional Fund (PIMCO)                 securities and money-market instruments.

           Dodge & Cox Balanced                       Common stocks and convertible securities as well as investment grade fixed
           Fund (Dodge & Cox)                         income securities.

           Vanguard Index 500 Fund                    Common stocks of small, growing companies as well as large, established
           (Vanguard)                                 companies.  Seeks to replicate the aggregate price and yield of the S&P
                                                      500 index.

           Brandywine Fund (Brandywine)               Common stocks of small to medium-sized companies that are expected to demonstrate growth in earnings and revenue.

           American AAdvantage                        Common stocks and debt securities of companies and governments outside
           International Equity Fund -                the United States.
           Institutional Class (American
           AAdvantage)

           Fund ND                                    Noble Drilling Corporation common stock

     Prior to October 1, 1997, investment options available to the participants consisted of the following investment funds:

                  FUND                                              INVESTMENTS

           Fund A                            United States government securities, highly rated corporate bonds and preferred stocks, commercial paper and cash deposits.

           Fund B                            Readily marketable common and preferred stocks.

           Fund I                            Guaranteed investment contracts or funds invested solely in such items.


           Fund ND                           Noble Drilling Corporation common stock (limited to a maximum of 50% of contributions)

           Fund N                            NAI common stock purchased by Plan participants prior to spin-off from NAI.



     The balance in the General Fund prior to October 1, 1997 represented unallocated employee forfeitures and consisted of short-term, highly liquid investments in money market funds. Subsequent to October 1, 1997, unallocated forfeitures are maintained in the Noble Stock Fund and the Morley Institutional Investors' Fund. Unallocated forfeitures are segregated from all

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

     other participants' records. Unallocated forfeitures of $150,798 and $37,620 at December 31, 1997 and 1996, respectively, are used to reduce future Company matching contributions.

     See Note 7 for financial information by fund.

     VESTING

     A participant's contributions and rollover amounts are 100 percent vested at all times. Participants become fully vested in the Company's matching contributions upon five years of credited service. Also, a participant becomes fully vested in the Company's matching contributions, regardless of years of service, if employment is terminated due to normal retirement, total disability or death.

     Certain Chiles participants become vested in the Company's contributions and the related earnings of such contributions after attainment of certain years of services, as specified below:

                                          VESTED AND NONFORFEITABLE
               FULL YEARS                 PERCENTAGE OF EMPLOYER'S
               OF SERVICE                CONTRIBUTION INTO THE PLAN
                    1                                 20%
                    2                                 40%
                    3                                 60%
                    4                                 80%
                    5                                100%

     In general, a participant will be deemed to have completed a "year of service" for each 12-month period during which the participant completes at least 1,000 hours of service.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING

     The Plan's financial statements are prepared on the accrual basis of accounting in conformity with generally accepted accounting principles.

     INVESTMENTS

     Investments traded on national securities exchanges are valued at closing prices on the last business day of the year; investments traded on the over-the-counter market are valued at an average of the last reported bid and ask prices. The investment in the bank commingled fund is highly liquid; therefore, the fair value approximates cost. The cost of investments sold is determined on the basis of average cost.

     Prior to October 1, 1997, the Plan invested in guaranteed investment contracts through a pooled account. This account was credited with earnings on the underlying investments and charged for Plan withdrawals and administrative expenses. These contracts are included in the financial statements at contract value, which approximates fair value, as reported to the Plan by the administrator of the pooled account. Contract value represents contributions made under the contract, plus earnings, less Plan withdrawals and administrative expenses.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

     EXPENSES

     Plan administration expenses are paid by the Plan, unless paid by the Company, at the Company's sole discretion. For the years ended December 31, 1997 and 1996, administrative expenses of $109,551 and $67,039, respectively, were paid by the Plan.

     EXCESS CONTRIBUTIONS REFUNDABLE TO EMPLOYEES

     Excess contributions refundable to highly compensated employees represent the refunds necessary to meet certain nondiscrimination provisions of the Internal Revenue Code (the "Code").

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     OTHER

     Certain amounts in the prior year financial statements have been reclassified to conform to the 1997 presentation.

3.   TAX STATUS

     The Company has received a favorable determination letter from the Internal Revenue Service dated October 27, 1995. A favorable determination letter allows the Company to take a business expense deduction for contributions paid within a specified period and for participants' benefits not to be taxed until received by them. In addition, since the trust fund of the Plan is treated as an exempt organization, its income is not subject to federal or state income taxes.

     The Plan has been amended since applying for the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

4.   PARTICIPANT UNITS

     Units assigned to participants are as follows at December 31, 1997:

                                                                                    MARKET
                                                                  NUMBER            VALUE
                                                                 OF UNITS          PER UNIT
     Morley Institutional Investors' Fund                         158,245          $ 18.815
     PIMCO Total Return Institutional Fund                        135,112             10.60
     Brandywine Fund                                               41,120             30.89
     Vanguard Index 500 Fund                                       29,449             90.07
     Dodge & Cox Balanced Fund                                     13,488             66.78
     American AAdvantage International Equity Fund                 16,672             16.01

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

5.   REALIZED AND UNREALIZED GAIN ON INVESTMENTS

     Realized gain (loss) represents the difference between the sales price and historical cost of the respective investments. Realized gain (loss) on investments for the years ended December 31 was as follows:

                                                                 1997              1996
                                                             ------------      -----------
     Common stock                                            $  2,255,606      $    83,576
     Bank commingled fund                                         524,935           59,828
     Collective investment fund                                   150,481                -
     Guaranteed investment contracts                             (194,252)              95
     United States government securities                           13,022           (9,976)
     Mutual funds                                                 (29,037)               -
                                                             ------------      -----------

                                                             $  2,720,755      $   133,523
                                                             ============      ===========


     Unrealized gain (loss) on investments for the years ended December 31 was as follows:


                                                                 1997              1996
                                                             ------------       ------------
     Common stock                                            $  3,388,505       $  4,491,303
     Bank commingled fund                                               -            218,251
     Collective investment fund                                   242,767                  -
     Guaranteed investment contracts                                    -            114,576
     United States government securities                                -            (38,225)
     Mutual funds                                                (302,715)                 -
                                                             ------------       ------------

                                                             $  3,328,557       $  4,785,905
                                                             ============       ============



6.   RELATED PARTIES

     The Trustee is authorized to invest in securities under its control. Transactions resulting in plan assets being transferred to, or used by, a related party are prohibited under ERISA unless a specific exemption exists. Exchange is a "party-in-interest" as defined by ERISA as a result of investing plan assets in one of its funds. However, such transactions are exempt and are not prohibited by ERISA.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

7. FINANCIAL INFORMATION BY FUND (PAGE 1 OF 4)

                   NET ASSETS AVAILABLE FOR BENEFITS - BY FUND
                                DECEMBER 31, 1997




                                                                          PARTICIPANT DIRECTED
                                        -------------------------------------------------------------------------------------------
                                                                          DODGE &                                        AMERICAN
                                          MORLEY           PIMCO            COX          VANGUARD       BRANDYWINE       AADVANTAGE
Assets:-
   Investments, at fair value:
      Short-term investments            $       364
      Noble Drilling Corporation
        common stock*
      Noble Affiliates, Inc.
        common stock
      Collective investment fund*         2,977,387
      Mutual funds*                                     $ 1,432,192     $   900,755     $ 2,652,498     $ 1,270,200     $   266,919
   Contributions receivable:
      Participants                           15,755          12,841          21,566          41,818          37,071           9,786
      Noble Drilling Corporation
   Dividends and interest receivable                         44,144
   Participant loans
   Loan interest receivable                     426             268             912             775             696             160
   Loan payment receivable                    1,904           1,018           3,413           3,101           2,603             685
                                        -----------     -----------     -----------     -----------     -----------     -----------
                                          2,995,836       1,490,463         926,646       2,698,192       1,310,570         277,550
Liabilities:
   Book overdraft                                             1,218           8,283          42,874          18,385
   Trust fees payable                         2,475           1,164             693           2,002             978             217
                                        -----------     -----------     -----------     -----------     -----------     -----------

Net assets available for benefits       $ 2,993,361     $ 1,488,081     $   917,670     $ 2,653,316     $ 1,291,207     $   277,333
                                        ===========     ===========     ===========     ===========     ===========     ===========

                                                           NON-
                                       PARTICIPANT      PARTICIPANT
                                        DIRECTED         DIRECTED
                                       -----------      -----------

                                          FUND ND         FUND N            LOANS           TOTAL
Assets:-
   Investments, at fair value:
      Short-term investments                                                             $       364
      Noble Drilling Corporation
        common stock*                   $13,879,128                                       13,879,128
      Noble Affiliates, Inc.
        common stock                                    $     1,093                            1,093
      Collective investment fund*                                                          2,977,387
      Mutual funds*                                                                        6,522,564
   Contributions receivable:
      Participants                           31,921                                          170,758
      Noble Drilling Corporation             94,345                                           94,345
   Dividends and interest receivable                                                          44,144
   Participant loans                                                     $   848,284         848,284
   Loan interest receivable                     745                                            3,982
   Loan payment receivable                    2,574                          (15,298)
                                        -----------     -----------      -----------     -----------
                                         14,008,713           1,093          832,986      24,542,049
Liabilities:
   Book overdraft                             7,545           1,044                           79,349
   Trust fees payable                         9,612                                           17,141
                                        -----------     -----------      -----------     -----------

Net assets available for benefits       $13,991,556     $        49      $   832,986     $24,445,559
                                        ===========     ===========      ===========     ===========






* These investments represent five percent or more of total net assets available for benefits.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------


7.   FINANCIAL INFORMATION BY FUND (PAGE 2 OF 4)

                   NET ASSETS AVAILABLE FOR BENEFITS - BY FUND

                                DECEMBER 31, 1996

                                                                                                                NONPARTICIPANT
                                                                    PARTICIPANT DIRECTED                           DIRECTED
                                                 -------------------------------------------------------------  ---------------

                                                   FUND A          FUND B           FUND I         FUND ND         FUND N
Assets:-
   Cash                                          $   515,314     $         1                     $         1     $         1
   Investments, at fair value:
      Short-term investments*                        326,165       1,906,590     $    18,690         290,352           7,256
      Noble Drilling Corporation
        common stock*                                                                              9,530,740
      Noble Affiliates, Inc. common stock                                                                            120,398
      United States government securities*         1,006,512
   Investment contract, at contract value*                                         3,573,882
   Securities receivable                                              29,885           7,656
   Contributions receivable:
      Participants                                    47,198          51,906          97,244          57,038
      Noble Drilling Corporation                                                                     155,109
   Dividends and interest receivable                  12,318           1,704           3,455             750              20
   Interfund transfers receivables (payable)              10              10              20              49               1
   Participant loans
                                                 -----------     -----------     -----------     -----------     -----------
                                                   1,907,517       1,990,096       3,700,947      10,034,039         127,676
Liabilities:
   Excess contributions refundable to
     employees                                         4,222                                          88,568
   Trust fees payable                                  3,633           2,573           2,000           6,000              25
   Stock purchase payable                                                                            280,691
                                                 -----------     -----------     -----------     -----------     -----------

Net assets available for benefits                $ 1,899,662     $ 1,987,523     $ 3,698,947     $ 9,658,780     $   127,651
                                                 ===========     ===========     ===========     ===========     ===========

                                                NONPARTICIPANT
                                                   DIRECTED
                                                --------------
                                                   GENERAL
                                                    FUND             LOANS           TOTAL
Assets:-
   Cash                                                                           $   515,317
   Investments, at fair value:
      Short-term investments*                    $    37,620                        2,586,673
      Noble Drilling Corporation
        common stock*                                                               9,530,740
      Noble Affiliates, Inc. common stock                                             120,398
      United States government securities*                                          1,006,512
   Investment contract, at contract value*                                          3,573,882
   Securities receivable                                                               37,541
   Contributions receivable:
      Participants                                                                    253,386
      Noble Drilling Corporation                                                      155,109
   Dividends and interest receivable                                                   18,247
   Interfund transfers receivables (payable)             (90)
   Participant loans                                              $   709,992         709,992
                                                 -----------      -----------     -----------
                                                      37,530          709,992      18,507,797
Liabilities:
   Excess contributions refundable to
     employees                                                                         92,790
   Trust fees payable                                                                  14,231
   Stock purchase payable                                                             280,691
                                                 -----------      -----------     -----------

Net assets available for benefits                $    37,530      $   709,992     $18,120,085
                                                 ===========      ===========     ===========


* These investments represent five percent or more of total net assets available for benefits.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------


7.   FINANCIAL INFORMATION BY FUND (PAGE 3 OF 4)

             CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS - BY FUND

                          YEAR ENDED DECEMBER 31, 1997


                                                                            PARTICIPANT DIRECTED
                                    -----------------------------------------------------------------------------------------------
                                                                                                                          DODGE &
                                      FUND A           FUND B            FUND I          MORLEY            PIMCO           COX
Additions attributed to:-
   Interest and dividend income     $   110,161      $    12,317      $    15,168      $     2,175      $    56,762    $    49,984
   Net appreciation (deprecia-
     tion) on investments                13,022          524,935         (194,252)         393,248          (13,290)       (46,734)
   Contributions:
      Participants                      199,840          274,141          370,650           81,074           63,154         61,666
      Employer
                                    -----------      -----------      -----------      -----------      -----------    -----------
        Total additions                 323,023          811,393          191,566          476,497          106,626         64,916
                                    -----------      -----------      -----------      -----------      -----------    -----------
Deductions attributed to:
   Transfer of assets
     between Trustees                 2,057,601        2,822,647        3,520,423       (3,520,413)      (2,057,601)
   Participant loans, net                 8,297           10,024          100,894            2,113           (8,381)       (15,526)
   Withdrawals                           54,696           43,347          287,128          611,627          221,965          2,590
   Administrative and invest-
     ment expenses                       12,519           12,976           10,102            7,262            3,136          1,690
   Interfund transfers, net              89,572          (90,078)         (28,034)         382,547          459,426       (765,444)
                                    -----------      -----------      -----------      -----------      -----------    -----------
        Total deductions              2,222,685        2,798,916        3,890,513       (2,516,864)      (1,381,455)      (776,690)
                                    -----------      -----------      -----------      -----------      -----------    -----------
Net increase (decrease) in
  net assets available for
  benefits before rollovers/
  transfers from other plans         (1,899,662)      (1,987,523)      (3,698,947)       2,993,361        1,488,081        841,606
Rollover/transfers from
  other plans                                                                                                               76,064
                                    -----------      -----------      -----------      -----------      -----------    -----------
Net increase (decrease)
  in net assets
  available for benefits             (1,899,662)      (1,987,523)      (3,698,947)       2,993,361        1,488,081        917,670
Net assets available for
  benefits, beginning
  of year                             1,899,662        1,987,523        3,698,947
                                    -----------      -----------      -----------      -----------      -----------    -----------

Net assets available for
  benefits, end of year             $         -      $         -      $         -      $ 2,993,361      $ 1,488,081    $   917,670
                                    ===========      ===========      ===========      ===========      ===========    ===========

                                                        PARTICIPANT DIRECTED
                                    --------------------------------------------------------------
                                                                         AMERICAN
                                     VANGUARD         BRANDYWINE        AADVANTAGE       FUND ND
Additions attributed to:-
   Interest and dividend income     $    30,186      $    97,670        $  13,349      $    19,188
   Net appreciation (deprecia-
     tion) on investments               (12,397)        (238,862)         (20,469)       5,657,584
   Contributions:
      Participants                      155,560          103,124           27,193          396,902
      Employer                                                                           1,122,343
                                    -----------      -----------        ---------      -----------
        Total additions                 173,349          (38,068)          20,073        7,196,017
                                    -----------      -----------        ---------      -----------
Deductions attributed to:
   Transfer of assets
     between Trustees                (2,822,647)                                          (163,614)
   Participant loans, net                (7,402)            (460)          (1,403)         215,079
   Withdrawals                          227,285              199              205        1,768,606
   Administrative and invest-
     ment expenses                        5,366            2,567              514           52,843
   Interfund transfers, net             293,810       (1,193,784)        (256,576)       1,065,847
                                    -----------      -----------        ---------      -----------
        Total deductions             (2,303,588)      (1,191,478)        (257,260)       2,938,761
                                    -----------      -----------        ---------      -----------
Net increase (decrease) in
  net assets available for
  benefits before rollovers/
  transfers from other plans          2,476,937        1,153,410          277,333        4,257,256
Rollover/transfers from
  other plans                           176,379          137,797                            75,520
                                    -----------      -----------        ---------      -----------
Net increase (decrease)
  in net assets
  available for benefits              2,653,316        1,291,207          277,333        4,332,776
Net assets available for
  benefits, beginning
  of year                                                                                9,658,780
                                    -----------      -----------        ---------      -----------

Net assets available for
  benefits, end of year             $ 2,653,316      $ 1,291,207        $ 277,333      $13,991,556
                                    ===========      ===========        =========      ===========

                                         NONPARTICIPANT
                                            DIRECTED
                                    --------------------------
                                                    GENERAL
                                     FUND N           FUND             LOANS           TOTAL
Additions attributed to:-
   Interest and dividend income     $     401       $    8,446                        $  415,807
   Net appreciation (deprecia-
     tion) on investments             (13,473)                                         6,049,312
   Contributions:
      Participants                        862                                          1,734,166
      Employer                                                                         1,122,343
                                    ---------       ----------       ----------      -----------
        Total additions               (12,210)           8,446                         9,321,628
                                    ---------       ----------       ----------      -----------
Deductions attributed to:
   Transfer of assets
     between Trustees                                  163,604
   Participant loans, net                (412)                         (302,823)
   Withdrawals                                                          213,917        3,431,565
   Administrative and invest-
     ment expenses                        576                                            109,551
   Interfund transfers, net           115,228          (72,514)
                                    ---------       ----------       ----------      -----------
        Total deductions              115,392           91,090          (88,906)       3,541,116
                                    ---------       ----------       ----------      -----------
Net increase (decrease) in
  net assets available for
  benefits before rollovers/
  transfers from other plans         (127,602)         (82,644)          88,906        5,780,512
Rollover/transfers from
  other plans                                           45,114           34,088          544,962
                                    ---------       ----------       ----------      -----------
Net increase (decrease)
  in net assets
  available for benefits             (127,602)         (37,530)         122,994        6,325,474
Net assets available for
  benefits, beginning
  of year                              127,651          37,530          709,992       18,120,085
                                    ----------      ----------       ----------      -----------

Net assets available for
  benefits, end of year             $       49      $        -       $  832,986      $24,445,559
                                    ==========      ==========       ==========      ===========

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

7.   FINANCIAL INFORMATION BY FUND (PAGE 4 OF 4)

             CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS - BY FUND

                          YEAR ENDED DECEMBER 31, 1996

                                                                                                               NONPARTICIPANT
                                                                  PARTICIPANT DIRECTED                            DIRECTED
                                              -------------------------------------------------------------    --------------

                                                FUND A           FUND B           FUND I          FUND ND          FUND N
Additions attributed to:-
   Interest and dividend income               $    90,765      $    11,504      $     5,033     $     1,035      $       654
   Net appreciation (depreciation) on
     investments                                  (48,201)         278,079          114,671       4,529,763           45,116
   Contributions:
      Participants                                270,191          262,110          568,796         287,202
      Employer                                                                                      339,709
      Other                                                         37,053            8,500
                                              -----------      -----------      -----------     -----------      -----------
        Total additions                           312,755          588,746          697,000       5,157,709           45,770
                                              -----------      -----------      -----------     -----------      -----------
Deductions attributed to:
   Participant loans, net                          68,586           51,219           72,880         178,038             (241)
   Withdrawals                                     84,598           22,594           81,058         225,774
   Administrative and investment expenses          20,880           13,642           11,126          21,342               49
   Interfund transfers, net                        11,281          (43,514)           5,886        (158,711)           1,962
                                              -----------      -----------      -----------     -----------      -----------
        Total deductions                          185,345           43,941          170,950         266,443            1,770
                                              -----------      -----------      -----------     -----------      -----------
Net increase (decrease) in net assets
  available for benefits before
  rollovers/transfers from other plans            127,410          544,805          526,050       4,891,266           44,000
Rollovers/transfers from other plans              268,615          344,294        1,499,253       1,187,968
                                              -----------      -----------      -----------     -----------      -----------
Net increase (decrease) in net assets
  available for benefits                          396,025          889,099        2,025,303       6,079,234           44,000
Net assets available for benefits,
  beginning of year                             1,503,637        1,098,424        1,673,644       3,579,546           83,651
                                              -----------      -----------      -----------     -----------      -----------

Net assets available for benefits,
  end of year                                 $ 1,899,662      $ 1,987,523      $ 3,698,947     $ 9,658,780      $   127,651
                                              ===========      ===========      ===========     ===========      ===========

                                             NONPARTICIPANT
                                                DIRECTED
                                             --------------
                                               GENERAL
                                                 FUND             LOANS            TOTAL
Additions attributed to:-
   Interest and dividend income               $     2,320                       $   111,311
   Net appreciation (depreciation) on
     investments                                                                  4,919,428
   Contributions:
      Participants                                                                1,388,299
      Employer                                                                      339,709
      Other                                                                          45,553
                                              -----------      -----------      -----------
        Total additions                             2,320                         6,804,300
                                              -----------      -----------      -----------
Deductions attributed to:
   Participant loans, net                                         (370,482)
   Withdrawals                                                                      414,024
   Administrative and investment expenses                                            67,039
   Interfund transfers, net                       183,096
                                              -----------      -----------      -----------
        Total deductions                          183,096         (370,482)         481,063
                                              -----------      -----------      -----------
Net increase (decrease) in net assets
  available for benefits before
  rollovers/transfers from other plans           (180,776)         370,482        6,323,237
Rollovers/transfers from other plans                               339,510        3,639,640
                                              -----------      -----------      -----------
Net increase (decrease) in net assets
  available for benefits                         (180,776)         709,992        9,962,877
Net assets available for benefits,
  beginning of year                               218,306                         8,157,208
                                              -----------      -----------      -----------

Net assets available for benefits,
  end of year                                 $    37,530      $   709,992      $18,120,085
                                              ===========      ===========      ===========

                                                                      SCHEDULE I
NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
ITEM 27(a) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                                     (c) DESCRIPTION
                                        ------------------------------------------
                                                                       NUMBER OF                            (e)
                    (b)                                               SHARES/UNITS         (d)            CURRENT
(a)          IDENTITY OF ISSUE                 ASSET TYPE             OF INTEREST         COST             VALUE
       Noble Drilling Corporation       Common stock                      453,196   $   4,163,671    $   13,879,128
       Morley Institutional
         Investors' Fund                Mutual fund                       158,245       2,734,620         2,977,387
       Vanguard Index 500 Fund          Mutual fund                        29,449       2,646,260         2,652,498
       Brandywine Fund                  Mutual fund                        41,120       1,496,028         1,270,200
       PIMCO Total Return
         Institutional Fund             Mutual fund                       135,112       1,448,948         1,432,192
       Dodge & Cox Balanced Fund        Mutual fund                        13,488         946,750           900,755
 *     Participant loans                Loans, interest rates
                                          ranging from 7% - 10.25%                        848,284           848,284
       American AAdvantage
         International Equity Fund -
         Institutional Class            Mutual fund                        16,672         287,293           266,919
       Noble Affiliates, Inc.           Common stock                           31           1,169             1,093
 *     Schwab Retirement Money
         Fund                           Money market fund                       1             364               364
                                                                                    -------------    --------------

              Total assets held for investment purposes                             $  14,573,387    $   24,228,820
                                                                                    =============    ==============




*    Indicates party-in-interest transaction.

\


                                                                     SCHEDULE II
NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
ITEM 27(b) - SCHEDULE OF LOANS OR FIXED INCOME OBLIGATIONS
DECEMBER 31, 1997
-------------------------------------------------------------------------------

                                                          (d)           (e)
                                                       AMOUNT OF       AMOUNT OF      (f)
                                          (c)          PRINCIPAL       INTEREST      UNPAID
                   (b)                  ORIGINAL       RECEIVED IN    RECEIVED IN    BALANCE
          IDENTITY AND ADDRESS           AMOUNT        REPORTING       REPORTING     AT END
(a)            OF OBLIGOR                OF LOAN          YEAR           YEAR        OF YEAR
 *     James Boyette                 $     4,000     $      297     $     -      $    2,255
       221 Boyette Rd.
       Joneville, LA  71343

 *     Willard Chevallier                  3,000            126          41           2,874
       P.O. Box 1045
       Joneville, LA  71343

 *     Billy Kinnison                     10,000              -           -          10,000
       P.O. Box 897
       Columbia, LA  71418

 *     David LaPrairie                     2,000            315           9             400
       718 Highway 1193
       Marksville, LA  71351

 *     Roy Marceaux                        2,700             74          36           2,552
       Route 3, Box 299-B
       Kaplan, LA  70548

 *     Gabriel Padilla                    11,300            643          33           2,485
       15950 Oak Mountain Dr.
       Houston, TX  77095

 *     Michael Ponder                     11,963            134         175          10,261
       P.O. Box 1660
       Hemphill, TX  75948

 *     James Wise                         10,000            127          34           7,903
       Route 2, Box 777
       Marion, LA 71260
                                     -----------     ----------     -------      ----------
             Total                   $    54,963     $    1,716     $   328      $   38,730
                                     ===========     ==========     =======      ==========



                                                                     (h)            (i)
                   (b)                      (g)                    AMOUNT OF      AMOUNT OF
          IDENTITY AND ADDRESS           DESCRIPTION               PRINCIPAL      INTEREST
(a)            OF OBLIGOR                  OF LOAN                  OVERDUE        OVERDUE
 *     James Boyette                 10.12%, issued 1/24/96,      $   2,255      $       -
       221 Boyette Rd.               final payment due
       Joneville, LA  71343          1/01/99

 *     Willard Chevallier            8.25%, issued 4/01/97,           2,874              -
       P.O. Box 1045                 final payment due
       Joneville, LA  71343          3/01/00

 *     Billy Kinnison                8.25%, issued 4/07/97,          10,000              -
       P.O. Box 897                  final payment due
       Columbia, LA  71418           6/01/02

 *     David LaPrairie               10%, issued 5/24/96,               400              -
       718 Highway 1193              final payment due
       Marksville, LA  71351         6/22/97

 *     Roy Marceaux                  8.25%, issued 11/19/96,          2,552              -
       Route 3, Box 299-B            final payment due
       Kaplan, LA  70548             12/01/01

 *     Gabriel Padilla               7%, issued 3/28/94, final        2,485              -
       15950 Oak Mountain Dr.        payment due 3/31/98
       Houston, TX  77095

 *     Michael Ponder                9.5%, issued 1/13/95,           10,261              -
       P.O. Box 1660                 final payment due
       Hemphill, TX  75948           12/21/99

 *     James Wise                    10.05%, issued 6/26/96,          7,903              -
       Route 2, Box 777              final payment due
       Marion, LA 71260              6/08/99
                                                                  ---------      ---------
             Total                                                $  38,730      $       -
                                                                  =========      =========


* Indicates party-in-interest transaction.

                                                                    SCHEDULE III
NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
ITEM 27(d) - SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED DECEMBER 31, 1997
-------------------------------------------------------------------------------




           (a)                         (b)                                             (c)              (d)
       IDENTITY OF                 DESCRIPTION            NUMBER OF   NUMBER OF      PURCHASE          SELLING
      PARTY INVOLVED                 OF ASSET             PURCHASES    SALES          PRICE            PRICE

Exchange National Bank        ENB Pooled MM Fund            213          180      $   7,513,208    $   8,851,019

U.S. Treasury Note            5.75%, 12/31/98                 2            7            687,778          689,234

Schwab                        Brandywine Fund                37           17          1,585,911           76,849

Schwab                        Dodge & Cox Balanced
                                Fund                         33           22            981,579           34,090

Schwab                        Morley Institutional
                                Investors' Fund              34           34            744,341        1,679,658

Noble Drilling Corporation    Common stock                   47           26          1,602,747        2,913,598

Schwab                        PIMCO Total Return
                                Institutional Fund           25           40          2,305,126          859,644

Schwab                        Vanguard Index
                                500 Fund                     35           36          3,483,606          818,711

                                                       (h)
                                                  CURRENT VALUE           (i)
           (a)                     (g)             OF ASSET ON            NET
       IDENTITY OF               COST OF           TRANSACTION            GAIN
      PARTY INVOLVED            ASSET SOLD            DATE               (LOSS)
Exchange National Bank         $   8,851,019      $   8,851,019

U.S. Treasury Note                   687,778            689,234        $    1,456

Schwab                                89,883             76,849           (13,034)

Schwab
                                      34,829             34,090              (739)

Schwab
                                   1,529,177          1,679,658           150,481

Noble Drilling Corporation           727,586          2,913,598         2,186,012

Schwab
                                     856,178            859,644             3,466

Schwab
                                     837,346            818,711           (18,635)


----------
As defined by Section 2520.103-6 of the Department of Labor Rules and Regulations governing reporting and disclosure under the Employee Retirement Income Security Act of 1974, as amended, the above are reportable transactions of the Noble Drilling Corporation 401(k) Savings Plan. Columns (e) and (f) have been omitted because they are not applicable.

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 33-3289, No. 33-15269, No. 33-18966, No. 33-46724,
No. 33-50270, No. 33-50272, No. 33-62394, No. 33-57675, No. 333-25857 and No.
333-17407) of Noble Drilling Corporation of our report dated June 19, 1998 appearing on page 1 of Exhibit 99.1 to this Form 10-K/A (Amendment No. 1).




PRICE WATERHOUSE LLP

Houston, Texas
June 26, 1998